FILED PURSUANT TO RULE 424(b)(3)
                                 REGISTRATION NO. 333-28925
PRICING SUPPLEMENT NO. 68
DATED DECEMBER 4, 1998 TO
PROSPECTUS DATED JULY 2, 1997
AND PROSPECTUS SUPPLEMENT DATED AUGUST 5, 1997


           AMERICAN GENERAL FINANCE CORPORATION
                MEDIUM-TERM NOTES, SERIES E
                      (FLOATING RATE)

        DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount:   $30,000,000
Date of Issue:   December 9, 1998

Agent's Discount or Commission:   $0
Maturity Date:   December 10, 2001

Net Proceeds to Issuer:   $30,000,000
Initial Interest Rate:   5.54844%


Form:   [ X ] Book-Entry     Cusip No.:   02635PNW9
        [   ] Certificated




Interest Reset Dates: 9th of
March, June, September and
December, commencing March 9,
1999
Interest Reset Period: Quarterly
Interest Payment Dates: 9th of
March, June, September and
December, commencing March 9,
1999
Regular Record Dates: 15 calendar
days prior to each Interest
Payment Date
Spread: +0.33%
Spread Multiplier: N/A
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A
Index Maturity: 3 month
Optional Repayment Date(s): N/A
Initial Redemption Date: N/A
Initial Redemption Percentage:
N/A
Annual Redemption Percentage
Reduction: N/A

INTEREST RATE BASIS: (check
one)
[     ]   CD Rate
[     ]   Commercial Paper
          Rate
[     ]   CMT Rate:
     Designated CMT
     Telerate Page: ____
       If Telerate
       Page 7052:
       [     ] Weekly Average
       [     ] Monthly Average
     Designated CMT Maturity
     Index:____
[     ]   Prime Rate
[  X  ]   LIBOR:
     [     ] LIBOR Reuters
     [  X  ] LIBOR Telerate
[     ]   Treasury Rate
[     ]   Federal Funds Rate
[     ]   Other ______________


Agent:   American General Securities Incorporated
Capacity:   [ X ] Agent
            [   ] Principal

If as Agent:   The Notes are being offered at a fixed initial
public offering price of 100% of Principal Amount.

If as Principal:

[     ]   The Notes are being offered at varying prices
related to prevailing market prices at the time of resale.

[     ]   The Notes are being offered at a fixed initial
public offering price of _________________% of Principal
Amount.


We are offering the Notes on a continuing basis through American General Securities Incorporated, Lehman Brothers, Merrill Lynch & Co., J.P. Morgan & Co. and Salomon Smith Barney, as agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase Notes. We may also accept offers to purchase Notes through other agents. See "Plan of Distribution of Notes" in the accompanying Prospectus Supplement. To date, including the Notes described by this Pricing Supplement, we have accepted $898,992,000 aggregate principal amount of offers to purchase Notes.

       ____________________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Notes or determined if the Prospectus, the Prospectus Supplement or this Pricing Supplement is truthful or complete. Any representation to the contrary is a criminal offense.